Exhibit 99.1

Baylake Bank CEO Names New President and Chief Operating Officer

Sturgeon Bay, WI-- Baylake Corp. and Baylake Bank Chief Executive Officer Robert J. Cera announced the appointment of Joseph L. Hoffmeyer as President and Chief Operating Officer for the $1.1 billion asset community bank, effective December 1, 2008.

Hoffmeyer, joins Baylake Bank with more than 25 years of experience in investment management, personal trust, retail brokerage, and retirement services.  In addition to his role as President and COO, he is responsible for directing and managing Baylake Bank’s Wealth Services Division.

“The appointment of Joe to this dual role is intended to establish immediate focus on the recently established strategic vision for the company.  His initial priority will be to grow and develop the wealth services team and create a more seamless integration between retail banking, trust services, investments and private banking,” Cera added.

Hoffmeyer most recently served as the Senior Vice President & Managing Director of the First Bank Wealth Management Group in St. Louis, Missouri where he was instrumental in transforming a traditional community bank trust department into a comprehensive Wealth Management organization.  Other recent work experience and positions have included Regional Vice President-Mid West Region for TIAA-CREF and National Sales Director for TIAA-CREF Trust Company FSB; and responsibilities as a Wealth Management Consultant for Fidelity Asset Management and Trust.

Although Hoffmeyer has spent the past 13 years of his professional life in the St. Louis area, he has several local connections.  He graduated from the University of Wisconsin-Green Bay with a Bachelor of Science in Business Administration & Regional

Analysis and began his financial services career in northeast Wisconsin. Hoffmeyer will be working out of the Baylake Bank Sturgeon Bay Financial Center.

“I’m happy to be part of the Baylake organization and look forward to becoming involved and giving back to the community along with my wife, Kate.   I’m excited about the opportunity to work with Rob and look forward to building upon Baylake’s impressive history of serving the financial needs of clients in our communities,” he said.

As President and COO for Baylake Bank, Hoffmeyer will oversee 28 community financial centers located throughout Brown, Door, Green Lake, Kewaunee, Manitowoc, Outagamie, Waupaca and Waushara Counties. Through its banking network, Baylake Bank provides commercial and retail banking, as well as trust and wealth services.

For More Information Contact:

Robert J. Cera

(920) 743-5551 ext. 1018

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